Exhibit 99.2

OPENING

ICR: Good morning, and welcome to the Stryve Foods and Andina Acquisition Corp. III. webcast.

Please note that today’s press release and related SEC documents can be found on the Stryve Foods website at www.stryve.com under “Investors”, on the Andina website at www.andinaacquisition.com under “Investor Relations”, as well as on the www.sec.gov website. In addition, the investor deck that will be presented as part of our discussion has been posted to these websites and has been filed with the SEC. Finally, as noted in today’s press release, the registration/proxy statement and other relevant materials in connection with the transactions, when they become available, may be obtained free of charge at www.sec.gov.

Our presentation today is for informational purposes only and does not constitute an offer to sell, a solicitation of an offer to buy, or a recommendation to purchase any equity of Stryve Foods LLC or Andina Acquisition Corp. III as defined under US Federal Securities Laws.

The investor deck has been prepared to assist interested parties in making their own evaluation of the proposed investment and for no other purpose. The information contained within it does not purport to be all-inclusive. We refer you to the cautionary language regarding forward-looking statements that can be found in today’s press release for a more detailed review of the risks and uncertainties contained herein.

The investor deck also includes non-Generally Accepted Accounting Principles or non-GAAP financial measures such as adjusted EBITDA. Non-GAAP financial measures should not be considered as alternatives to GAAP measures of financial performance or liquidity.

With us today from Andina Acquisition Corp. III. are Luke Weil, Chairman, and from Stryve Foods, Jaxie Alt, Co-CEO and Chief Marketing Officer, Joe Oblas, Co-CEO and Co-Founder, and Alex Hawkins, Chief Operating Officer

I will now turn the call over to Luke to begin.

TRANSACTION SUMMARY

Luke: Thank you, and hello everybody. I’m really excited to be joining you to discuss our announcement of a proposed business combination with Stryve.

By way of background, I am Chairman and Founder of Andina II and Founder of Andina I. I have completed two previous successful SPAC transactions with total enterprise value of $500M+. Prior to that, I was Head of Int’l Business Development for Scientific Games Corp and started my career in the Investment Banking Division of Bear Stearns. Together with my team, consisting of Andina CEO Julio Torres, CFO Mauricio Orellana, and Treasurer Maya Hernandez, we have over 80 years of combined M&A and finance experience, and have evaluated more than 100 potential targets since Andina I.

In partnering with Stryve, we feel that we have hit the bullseye in identifying a compelling investment opportunity for our shareholders because we believe this Company is truly changing the way Americans snack. We look forward to joining with them on their mission and believe that their strong leadership team has the requisite background, experience, and passion to disrupt traditional snacking categories.

In our view, Stryve is poised for rapid growth and value creation.

As you can see on the transaction summary slide, the deal is expected to close in the second quarter of this year and will be accompanied by over $50m in fully committed capital.

The pro forma enterprise value is $170M, which reflects a 3.7X multiple on projected 2021 revenue of $46M and a 1.8X multiple on projected 2022 revenue of $92M. Importantly, current Stryve shareholders will receive about 55% of the pro forma equity and the transaction itself will be funded through a combination of Andina cash held in a trust account, the equity rollover from existing Stryve shareholders, and proceeds from the PIPE. We anticipate the transaction will result in about $58M in net proceeds to Stryve, and post-closing, the Company will retain its current name.

Now to discuss the Company itself, I will turn things over to Jaxie.

OUR MISSION

Jaxie: Thank you, Luke. I am incredibly happy to be with you and know that I speak for everyone here when I say that we’re looking forward to working with Andina in completing this transaction.

At Stryve, our mission is simple: to help American snack better and live happier, better lives. As you probably already know, two thirds of all Americans and one third of all our kids are obese or overweight. That is just not OK.

And while there are many reasons for this, one of them is how we all snack. We are a nation of snackers — but we mostly snack on unhealthy foods like chips, crackers, and cookies – highly processed foods with little nutritional value. Our intention at Stryve is to change that because we believe that if you eat better food, you will live a happier and better life.

And with that background, let me discuss my own career experience and what led me to joining Stryve as well as introduce you to our other presenters.

TODAY’S PRESENTERS

Jaxie: I joined Stryve about two years ago from Dr Pepper Snapple group, where I spent nearly two decades. Before I left there, I was leading the carbonated marketing category. However, I decided to make a move because of my frustration with big CPG.

I felt like big CPG was too slow, too cautious, and had missed several emerging categories that were being capitalized on by young, upstart brands. I saw that the consumer was changing and that their needs were evolving, and therefore wanted to go somewhere where I could really be innovative and advance good, healthy food options. Now let’s pass it over to Joe, my Co-CEO and one of our Founders.

Joe: My name is Joe Oblas and I’ve been an entrepreneur for about 30 years. In fact, I have never held a job outside of starting my own and developing companies. And over the past three decades, I’ve had great successes with ProSupps, one of the fastest growing sports nutrition brands, and Juice Stop, which grew to 150 stores in 22 states. These achievements have set the foundation for what we want to accomplish with Stryve. Alex – I’ll pass it over to you.

Alex: Thanks Joe. Hi everyone, my name is Alex Hawkins and I’m the Chief Operating Officer and Interim-CFO of the business. Prior to joining Stryve, I spent most of my career at Rosewood Private investments as a Principal investor where I was an operationally focused investor leading over $400M in transactions. Additionally, I’m a CFA Charterholder and previously spent time in asset management and process consulting. After years of driving value from the investor seat, I joined Stryve to create significant value as an operator. Like Joe and Jaxie I’m passionate about our mission and couldn’t be more excited about the opportunity we have in front of us.

AT A GLANCE

Jaxie: So let’s begin with a company overview before diving into more specifics. There are obviously a lot of numbers on this slide that we are very excited about, but to start with a macro view , we’re going after a very big market of total snacking.

Today, we’ll walk you through what we’ve built in the meat snack vertical and its growth potential. We will also speak about the $110 billion dollar snacking category in which we are competing.

You will also notice very strong financial highlights that demonstrate aggressive growth on gross revenue and margins, the loyalty of our customer base, and our ability to reach them through social, ecommerce, and other sales channels, including our extensive distribution footprint.

We believe our manufacturing capabilities greatly differentiate us as a snacking company and as startup food company. We’re vertically integrated and we’re going to explain why that matters and the huge strategic advantage that we believe it provides to us.

And finally, the strength and talent of our leadership team that goes beyond myself, Joe, and Alex. Together with our Chief Sales Officer and Chief Manufacturing Officer, we believe we have what it takes to expand and grow this business.

STRYVE’S WINNING FORMULA

Jaxie: And it begins with our winning formula. Let me now walk you through how we think before I show you what we’ve already built, how we developed this formula, how we’ve used it in the meat snack category very successfully, and why we think we can replicate it in other snacking categories.

We think of ourselves and encourage you to think of us as an emerging snacking platform that can disrupt traditional snacking categories with highly differentiated healthy snacks. Foundational to everything we do is Consumer Insights and solving a real customer problem. In our analysis we realized Healthy Snack Seekers, Women and Hispanics needs were not being met by the options available in the category.

So we dug in and created a brand and products to introduce meat eaters, across gender and demographic lines, into the snacking category by solving for their specific needs. This is our air dried meat product, which as I will explain shortly, it is not beef jerky – it’s healthier and tastes amazing. Air dried meat is relatively new to the American market.

We then build a distribution platform across retail and e-commerce and use our marketing dollars to build trust and loyalty to drive repeat orders and lifetime consumer value. Finally, we build out a vertical to drive margins, speed to market, and private label capabilities, which distinguishes us from other snacking companies.

GROWTH OPPORTUNITIES

Jaxie: So when we think about our growth opportunities, the first four on this next slide are reflected in our current category of meat snacks.

We launched our ecommerce business this last year, which has done well since. We believe there is significant upside from a retail expansion perspective that I will walk you through as well. In addition, there are meaningful growth opportunities within retail distribution and further penetration of all of our SKUs within existing retailer relationships.

I talked about incrementality earlier, including bringing new users to meat snacks, expanding the category, and we are doing just that.

And because of our investment in vertical integration, we have private label opportunities that are very helpful from a cash flow perspective.

Finally, and what I am most excited about when I look to the future, is that while I love our current business, we consider ourselves a platform, eager to expand beyond the meat category. Right now we are providing the market with air dried meat products, but our vision is to build out a broader portfolio of healthy snack options.

PLATFORM EXPANSION OPPORTUNITY

Jaxie: Our platform expansion opportunity is based upon capitalizing on our inherent strengths and staying true to our mission of helping America snack better. We are going to look at crackers, chips, and cookies, among other categories, and determine how can we make them healthier.

We are going to use that same playbook that I just discussed to be successful in other verticals. We strongly believe that there is considerable white space for health-driven innovation.

With that, I’m going to pass it over to Joe, who is going to walk through some industry and market information.

HEALTHY SNACKING IS ACCELERATING

Joe: Overall snack consumption has more than doubled over the past 10 years and healthy snacking is accelerating quickly as consumers everywhere are searching for healthier snack options.

Looking at some of the data points on this slide, you will see that there is great demand for better for you snacks with fewer ingredients including those that are all natural and minimally processed. There is also a high demand for snacks with low and no sugar options. As a nation, we have now reached the point where most people realize that the issue is not salt or fat, but rather sugar, as the biggest problem driving the expanding health crisis.

So, we are going to continue exploring other areas of healthy snacking, but for now, I think you will see that what we have done in the meat snack category speaks for itself.

BRINGING HEALTHY SNACKS TO MEAT SNACKS

Joe: We are building a tribe of early adopters which we call, healthy snack seekers, many of whom are new to the meat snack category. Our target market is roughly 183M Americans, virtually half of the total population. We have segmented them into five different groups; consisting of fit and focused, disciplined and dieters, runners, cyclists, and the largest category, families in motion. Many of these people have kids, they are generally more affluent, and they are looking specifically for healthy snacks for themselves and their families. And yet, as we mentioned earlier, only 25% of them have purchased a meat snack within the past year. We believe this provides us a tremendous opportunity to bring new participants to the category.

INNOVATORS ARE DISRUPTING TRADITIONAL SNACKING

Joe: Looking across all of the various CPG snacking categories, whether it’s sweet, salty, or high protein snacks, there has been consistent disruption and consumers are gravitating towards the new innovative emerging brands.

And in cases where new entrants are competing head to head with companies 20x-50x times their size, they are competing favorably and significantly outpace the old, legacy brands, especially when it comes to healthy snack seekers.

At Stryve, we realized the first opportunity was to innovate within the protein space, and more specifically, the meat snack vertical because it was a category that hadn’t had real innovation in over 30 years. And bringing Biltong, or air dried meat snacks to the market has provided us with a competitive advantage when meeting with retail buyers for shelf place.

SEGMENTING THE MARKET LANDSCAPE OF MEAT SNACKS

Joe: Turning to the next slide, you can see a high/low protein axis and a high/low sugar axis.

This illustration demonstrates that when comparing a Stryve product to a beef jerky product, we are significantly higher in protein (50% or more protein, on average) and we also have no sugar while not sacrificing taste or texture.

BILTONG VS. TRADITIONAL JERKY

Joe: If you are not yet familiar with Biltong, it is a process of preserving meat that has been around for approximately 500 years. This process of creating meat snacks is utilized throughout the rest of the world, but air dried or uncooked meats, which are self-stable and safe, cannot be imported into the US. The USDA has also been very slow to approve Biltong manufacturing facilities, creating high barriers to entry.

Biltong is a better for you alternative to traditional jerky because it contains approximately 50% more protein, zero sugar, and zero additives, and tastes great. And while many jerky companies are coming out with zero sugar offerings, in our opinion, they don’t taste very good and taste is so important in getting consumers to gravitate to a healthy snack.

Our products are all natural, undergo a minimally processed, air-drying process using only vinegar and spices, are never cooked, and are free of any nitrates or preservatives. They actually have a longer shelf life than jerky at 15 months and are great for paleo and keto diets.

CURRENT PRODUCTS

Joe: Here is our current suite of air-dried meat snacks that we produce in our factory which is located in Madill, OK, located about an hour and a half north of our office in Plano, TX. Our flagship product is Sliced Biltong which is sold under our Stryve, Kalahari and Braaitime brands, we also produce and sell Biltong by the slab which launched last Spring on Stryve.com and accounts for nearly half of the sales of Stryve.com. We also produce meat sticks which taste amazing. We produce Chili Bites which are super snackable and are currently sold under our Braaitime brand.

With the acquisition of Kalahari last December, we now offer Meat Crisps, which are a nice alternative to tortilla chips, and offer a healthy opportunity when scooping guacamole, queso or salsa.

We are also extremely excited about our launch of Carne Seca, which is Latin America’s equivalent to Biltong. This product is extremely flavorful and well positioned to appeal to the roughly 60 million Hispanics in America.

SEASONED MANAGEMENT TEAM

Joe: I am very proud of how we have been able to build a best in class team to take Stryve to the next level. Every member of our team is passionate about our mission and believes that we represent a unique alignment of a purpose driven, high growth opportunity.

Since we have already discussed my own, Jaxie’s, and Alex’s backgrounds, let me tell you briefly about Bruce Boettner, our Chief Sales Officer, who came to us after a very successful career at Kellogg’s. He has also had great success running sales for Kashi, where he scaled revenue to over $400 million, Evolution Fresh, and Humm Kombucha.

Warren Pala, our Chief Marketing Officer, is our internal secret sauce for the meat snack vertical. He is originally from South Africa and spent nine years getting his plant approved domestically, working very closely with the USDA, essentially pioneering Biltong in the America. Warren came to us through one of our first acquisitions and leads the team that runs manufacturing. He is also in charge of many of the innovative products that we have recently brought to market and will continue to introduce.

Our chairman, Ted Casey, founded Dymatize Nutrition in the 1990s, and grew it to become one of the largest sports nutrition exits when he sold to Post in 2014. Dymatize was one of the only sports nutrition brands to be vertically integrated, and he is an expert in building factories, he believes strongly in becoming scalable and repeatable.

CURRENT BOARD OF DIRECTORS

Joe: I am going to very quickly discuss our current board of directors, although as we transition to becoming a public company, we will be making some changes to ensure that we are more prepared for life as a public company, and have the financial expertise in place to help guide our growth trajectory, while also increasing our diversity.

●	Greg Bohlen, who runs Union Grove Venture Partners was involved in the founding of Beyond Meat and was a board member there until just recently.
●	Kevin Vivian was the head of sales for Frito-Lay where he managed more than $6B in annual sales.
●	Bo Ramsey is the chief investment officer for Pendyne Capital, one of our largest private equity holders.
●	Peter Rahall was Former CEO and founder of RXBAR where he achieved amazing success culminating with a sale to Kellogg’s.
●	Jake Capps is the founder of Meaningful Partners, also one of our largest private equity holders.
●	And finally, Lee Dunlap, who was the founder and CEO at Quest events, the Nation’s largest event furnishing company.

With that, let me turn things back over to Jaxie.

STRYVE’S BRANDS TODAY

Jaxie: I am now going to walk through some more details on the meat snack category and the brands that we have built so you can really get a sense of what we’ve accomplished to date.

Today, we have four brands, two of which we have built ourselves.

●	Stryve is our flagship biltong brand that we built ourselves and is bigger than all the others combined.
●	Vacadillos is a newly created brand and we just launched targeted to the Hispanic consumer with Latin America’s version of biltong called Carne Seca.
●	Kalahari is a brand that we acquired in late December 2020. It’s the number two Biltong brand in the US.
●	Braaitime was the Biltong brand created by Warren Pala, our Chief Manufacturing Officer, when he came to the US from South Africa.

DISCIPLINED ROAS FOCUSED MARKETING

Jaxie: Let’s now discuss our marketing strategy which is centered on building awareness, driving trial, and supporting repeat purchases.

Given the current size of our Company, we are very disciplined and focused on return on ad spend and making sure that we make our marketing dollars are deployed well.

And because most Americans don’t yet know what air dried meat is, we have a three pronged approach to building awareness, beginning with a very strong digital plan that includes a robust Instagram, facebook, and google strategy.

We also use social media influencers called our STRYVE SQUAD to amplify Stryve and Biltong to their audiences, and a PR plan that has resulted in hits across trusted media names that explain Biltong to American consumers.

Additionally, we work really hard to drive trial as we secure additional distribution, and then make sure that our velocity is strong by setting up shopper marketing programs specifically for a retailer’s shopper be it at Sprouts, Wegman’s CVS or 7 Eleven.

We often do store sampling as well, and because our product nutritionals are so compelling and our product is so delicious, we have a very high conversion rate of people putting it in their cart at retail and purchasing when they taste it in store.

We have also built a very strong repeat mechanism through email and text marketing and always look to be innovative in how best to reach our customers and encourage repeat orders.

STRONG RETAIL FOOTPRINT…

Jaxie: From a distribution standpoint, we are omni channel, believe deeply in a traditional retail footprint as well as an ecommerce footprint.

As you can see, our team has done a phenomenal job over the past two years in expanding our reach to some of the biggest names in national retail and regional grocery chains.

In 2021, we are expanding even further – we are about launch in Target, where we have a test that we are confident will be expanded over time, we are about to do our first live airing on HSN, and we just got into Thrive Market.

...WITH ROOM TO GROW

Jaxie: And even with all of the logos on the previous slide, we believe there’s still so much upside when it comes to traditional retail because we are only in about 10% of all food and multi-outlet stores, barely scratching the surface.

This compares to the top six or seven beef jerky brands whose penetration is about 6x greater.

We also have opportunities to get more SKUs on shelf. So while we’re already in Sprouts, Wegman’s, and Meijer, among others, with 2 SKUs, full distribution for us would be five SKU’s.

STRONG ECOMMERCE MOMENTUM

Jaxie: We have also built a very strong ecommerce platform over the last year and a half. We began with Amazon and launched stryve.com in the spring of last year. The growth since then has been simply incredible and our goal is to grow exponentially in the years to come.

Ecommerce not only provides us with an outstanding margin but also enables us to have a direct relationship with the consumer.

Now, let me pass it over to Alex to walk through vertical integration and why it is so important to our strategy.

VERTICAL INTEGRATION

Alex:

As we’ve previously mentioned, vertical integration is a key part of our winning formula. We believe that we have built the largest air-dried manufacturing facility in the US, and the only with a full grant of inspection by the USDA. We invested heavily to create over $100M of revenue capacity with minimal capital expenditure which allows us to scale significantly.

There are also considerable barriers to entry created by the USDA’s regulatory oversight of the space. They have been extremely restrictive on approving facilities for air-dried meat production. Our Chief Manufacturing Officer spent over 9 years working with the USDA to establish the food safety protocols for biltong production.

To our knowledge, there is only one other air-dried meat facility with only provisional grant that can do small-run production, and it is a significantly smaller than ours in terms of capacity.

Being vertically integrated affords us the ability to manufacture private label products for retail customers looking to carry air-dried meat snacks under their house brands.

Ultimately, the excess capacity in our facility provides us meaningful opportunities to expand our margins with growth, which is a good segue to the next slide.

2021 GROSS REVENUE FORECAST BRIDGE

Alex:

Here you can see that our expected gross revenue for 2021 is approximately $51M and how we will get there.

We believe we will reach this top-line based on a number of factors including a full year contribution from our recent Kalahari acquisition along with expected growth from this brand, as well as additional contributions from new distribution, the launch of Vacadillos, private label, e-commerce growth, and annualizing certain distribution brought on in mid-2020. We’re particularly thrilled about the Vacadillos launch, which we expect to do well with the Hispanic consumers in the US.

LONG TERM P&L

Alex:

The exciting thing is to see what impact continued growth will have on our margins. Here we illustrate our results for 2019 and 2020 as well as near-term projections. We are forecasting aggressive growth in 2021 and thereafter and foresee reaching more than $100M in gross revenue during 2022.

Importantly, we see that our investment in vertical integration creates an attractive fixed to variable cost structure that positions us well for margin expansion, because once the facility is fully utilized, our gross margin and adjusted EBITDA are poised to really accelerate. Additionally, our direct-to-consumer business allows us to capture a greater portion of the value chain and further supports the margin expansion.

PATH TO PROFITABILITY

Alex:

Since 2019, we have been laser focused on materially improving our profitability and cash flow profile. Because of these efforts, we are approaching an inflection point with profitability in reach by mid-2021.

We’ve accomplished this on the gross margin side through several projects aimed at lowering our effective product costs including implementing certain lean manufacturing initiatives and process improvements which aimed at achieving higher production yields.

We are pairing that with a focus on data-driven marketing spend to drive incremental revenue in our highest margin channels. Additionally, we’ll continue to selectively pursue private label opportunities to augment our cash flow.

We are confident that our current leadership and infrastructure can support the expected growth of our company. As a result, increased sales volumes will enhance the benefits of vertical integration driving gross margins while also providing material operating leverage.

With that, let me turn it over to Jaxie for some concluding thoughts.

WE ARE CHANGING THE WAY AMERICA SNACKS

Jaxie: To sum up, we at Stryve are on a mission — to change the way America snacks. We have already built a successful and growing business with a differentiated meat snack product, and over time, we are going to expand into other categories and other verticals by repeating our playbook.

We are very focused on making sure that we use our dollars wisely and are on the cusp of reaching profitability.

Of course, none of this would be possible without our very strong management team, who have done entrepreneurship, worked at big CPG companies, and done M&A. We have the expertise to be successful and that is exactly what we plan to go do.

Let me know turn it over to Luke to review the transaction itself.

TRANSACTION OVERVIEW

Luke: Thanks, Jaxie. We at Andina view the Stryve investment opportunity and entry price as uniquely attractive for investors.

On the top of the slide, we itemize sources and uses. Notable items are the seller’s equity rollover of $117M and the PIPE raise of $42.5M concurrent with the closing of the transaction.

The transaction is valued at an enterprise value of approximately $170M, which translates to a $214M fully diluted market capitalization based on $58M in expected cash on the balance sheet and $13M in estimated debt at closing.

The enterprise value equates to 3.7x 2021 forecasted net revenue and 1.8x 2022 forecasted net revenue on a pro-forma basis, and 8.1x and 3.6x, respectively, based upon projected 2021 and 2022 gross profit.

Stryve’s existing shareholders will be rolling over the majority of their equity ownership at 54.6% reflecting continuing majority ownership of the combined company.

The remainder of the pro forma equity ownership will comprise existing Andina shareholders (or the public float) at 37.2%, SPAC private placement shares at 1.9%, and Andina founders at 6.3%.

We expect that the Company will list on the NASDAQ and we will close the transaction in the second quarter this year.

PUBLIC COMPANY COMPARABLES

Luke: If we compare the transaction to public company peers, we believe it is very attractively valued on both a 2021 and 2022 revenue basis.

PUBLIC COMPANY COMPARABLES (CONT)

Luke: And finally, you can see that on a three-year CAGR, Stryve is expected to significantly outgrow its peers while achieving among the highest EBITDA margin.

Let’s now wrap up our presentation with some final thoughts from Jaxie.

CONCLUSION

Jaxie: Thanks, everyone, for joining us on today. I know we covered a lot of ground and appreciate your patience. We are incredibly excited about this transaction and welcoming Andina to the Stryve family as we move to this next stage of our Company’s evolution. Our future has never been brighter. Thank you, again, for your interest and have a great day.